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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*

                          ALNYLAM PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    02043Q107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 4, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)
      [X] Rule 13d-1(c)
      [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).











                               Page 1 of 18 Pages

CUSIP NO. 02043Q107                    13G                    PAGE 2 OF 18 PAGES

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            ARCH Venture Fund V, L.P.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                              0

 NUMBER OF        --------------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    2,006,197
    EACH
 REPORTING        --------------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                              0

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                              2,006,197

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,006,197

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            10.4%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 18 Pages

CUSIP NO. 02043Q107                    13G                    PAGE 3 OF 18 PAGES

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            ARCH V Entrepreneurs Fund, L.P.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                              0

 NUMBER OF        --------------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    2,006,197
    EACH
 REPORTING        --------------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                              0

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                              2,006,197

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,006,197

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            10.4%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT


                               Page 3 of 18 Pages

CUSIP NO. 02043Q107                    13G                    PAGE 4 OF 18 PAGES

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            ARCH Venture Partners V, L.P.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                              0

 NUMBER OF        --------------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    2,006,197
    EACH
 REPORTING        --------------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                              0

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                              2,006,197

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,006,197

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------


11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            10.4%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 18 Pages

CUSIP NO. 02043Q107                    13G                    PAGE 5 OF 18 PAGES


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            ARCH Venture Partners V, LLC

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                              0

 NUMBER OF        --------------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    2,006,197
    EACH
 REPORTING        --------------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                              0

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                              2,006,197

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,006,197

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            10.4%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                        *


                               Page 5 of 18 Pages

CUSIP NO. 02043Q107                    13G                    PAGE 6 OF 18 PAGES

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Steven Lazarus

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]
                                                                          (b)[ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                              0

 NUMBER OF        --------------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    2,006,197
    EACH
 REPORTING        --------------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                              0

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                              2,006,197

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,006,197

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            10.4%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 18 Pages

CUSIP NO. 02043Q107                    13G                    PAGE 7 OF 18 PAGES

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Keith Crandell

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                              0

 NUMBER OF        --------------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    2,006,197
    EACH
 REPORTING        --------------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                              0

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                              2,006,197

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,006,197

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            10.4%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 18 Pages

CUSIP NO. 02043Q107                    13G                    PAGE 8 OF 18 PAGES

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Robert Nelsen

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                              0

 NUMBER OF        --------------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    2,006,197
    EACH
 REPORTING        --------------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                              0

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                              2,006,197

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,006,197

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            10.4%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 18 Pages

CUSIP NO. 02043Q107                    13G                    PAGE 9 OF 18 PAGES

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Clinton Bybee

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]
                                                                          (b)[ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                              0

 NUMBER OF        --------------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    2,006,197
    EACH
 REPORTING        --------------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                              0

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                              2,006,197

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,006,197

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            10.4%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 18 Pages

CUSIP NO. 02043Q107                    13G                   PAGE 10 OF 18 PAGES


                                  Schedule 13G


Item 1(a).        Name of Issuer: Alnylam Pharmaceuticals, Inc. (the "Issuer").

Item 1(b). Address of Issuer's Principal Executive Offices: 300 Third Street, Cambridge, Massachusetts 02142

Item 2(a). Names of Persons Filing: ARCH Venture Fund V, L.P. ("ARCH Venture Fund V"); ARCH V Entrepreneurs Fund, L.P. ("ARCH V Entrepreneurs Fund"); ARCH Venture Partners V, L.P. ("AVP V LP"); ARCH Venture Partners V, LLC ("AVP V LLC"); (collectively, the "Reporting Entities" and individually, each a "Reporting Entity") and Steven Lazarus ("Lazarus"), Keith Crandell ("Crandell"), Robert Nelsen ("Nelsen") and Clinton Bybee ("Bybee") (collectively, the "Managing Directors" and individually, each a "Managing Director"). The Reporting Entities and the Managing Directors collectively are referred to as the "Reporting Persons".

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  8725 W. Higgins Road, Suite 290, Chicago, IL 60631.

Item 2(c). Citizenship: ARCH Venture Fund V, ARCH V Entrepreneurs Fund, and AVP V LP are limited partnerships organized under the laws of the State of Delaware. AVP V LLC is a limited liability company organized under the laws of the State of Delaware. Each Managing Director is a US citizen.

Item 2(d).        Title of Class of Securities: Common Stock (the "Common
                  Stock").

Item 2(e).        CUSIP Number: 02043Q107

Item 3. If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable.

Item 4.           Ownership.

                  (a)   Amount beneficially owned:

                        ARCH Venture Fund V is the record owner of 1,994,425 shares of Common Stock (the "ARCH Venture Fund V Shares") as of June 4, 2004. ARCH V Entrepreneurs Fund is the record owner of 11,772 shares of Common Stock (the "ARCH V Entrepreneurs Fund Shares", together with the ARCH Venture Fund V Shares, the "Record Shares") as of June 4, 2004. AVP V LP is the sole general partner of ARCH Venture Fund V and ARCH V Entrepreneurs Fund. AVP V


                              Page 10 of 18 Pages

CUSIP NO. 02043Q107                    13G                   PAGE 11 OF 18 PAGES

                        LLC is the sole general partner of AVP V LP. By virtue of their relationship as affiliated entities who have overlapping general partners and managing directors, each Reporting Entity may be deemed to share the power and direct the disposition and vote of the Record Shares. As individual general partners or managing directors of each of AVP V LLC and AVP V LP, each Managing Director may also be deemed to share the power and direct the disposition and vote of the Record Shares.

                  (b)   Percent of class:

                        Reporting entities and Reporting Persons: 10.4%, calculated based on the 19,283,309 shares of Common Stock reported to be outstanding in the Issuer's Form S-1/A filed with the Securities and Exchange Commission on June 4, 2004.

                  (c)   Number of shares as to which the person has:

                        (i) Sole power to vote or to direct the vote:

                              0 shares for each Reporting Person

                        (ii) Shared power to vote or to direct the vote:

                              Each of the Reporting Persons:  2,006,197

                        (iii) Sole power to dispose or to direct the disposition of:

                              0 shares for each Reporting Person

                        (iv) Shared power to dispose or to direct the disposition of:

                              Each of the Reporting Persons:  2,006,197

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.


                              Page 11 of 18 Pages

CUSIP NO. 02043Q107                    13G                   PAGE 12 OF 18 PAGES

                  Not Applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(J).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 12 of 18 Pages

CUSIP NO. 02043Q107                    13G                   PAGE 13 OF 18 PAGES

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   June 10, 2004         ARCH VENTURE FUND V, L.P.

                                    By:   ARCH Venture Partners V, L.P.
                                          its General Partner

                                          By:   ARCH Venture Partners V, LLC
                                                its General Partner


                                                By:              *
                                                   -----------------------------
                                                   Steven Lazarus
                                                   Managing Director

                              ARCH V ENTREPRENEURS FUND, L.P.

                                    By:   ARCH Venture Partners V, L.P.
                                          its General Partner

                                          By:   ARCH Venture Partners V, LLC
                                                its General Partner


                                                By:              *
                                                   -----------------------------
                                                   Steven Lazarus
                                                   Managing Director

                              ARCH VENTURE PARTNERS V, L.P.

                                    By:   ARCH Venture Partners V, LLC
                                          its General Partner

                                          By:               *
                                             -----------------------------------
                                             Steven Lazarus
                                             Managing Director

                              ARCH VENTURE PARTNERS V, LLC

                                    By:                     *
                                       -----------------------------------------
                                       Steven Lazarus
                                       Managing Director


                              Page 13 of 18 Pages

CUSIP NO. 02043Q107                    13G                   PAGE 14 OF 18 PAGES

                                                             *
                                          --------------------------------------
                                             Steven Lazarus

                                                             *
                                          --------------------------------------
                                             Keith Crandell

                                                             *
                                          --------------------------------------
                                             Robert Nelsen

                                                             *
                                          --------------------------------------
                                             Clinton Bybee


                                                      * By: /s/ Mark McDonnell
                                                            --------------------
                                                            Mark McDonnell as
                                                            Attorney-in-Fact


--------------------------------------------------------------------------------

This Schedule 13G was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and incorporated herein by reference.

                              Page 14 of 18 Pages

CUSIP NO. 02043Q107                    13G                   PAGE 15 OF 18 PAGES

                                                                       Exhibit 1

                                    AGREEMENT

      Pursuant to Rule 13d-1-(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Alnylam Pharmaceuticals, Inc.

      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: June 10, 2004          ARCH VENTURE FUND V, L.P.

                                    By:   ARCH Venture Partners V, L.P.
                                          its General Partner

                                          By:   ARCH Venture Partners V, LLC
                                                its General Partner

                                                By:              *
                                                   -----------------------------
                                                   Steven Lazarus
                                                   Managing Director

                              ARCH V ENTREPRENEURS FUND, L.P.

                                    By:   ARCH Venture Partners V, L.P.
                                          its General Partner

                                          By:   ARCH Venture Partners V, LLC
                                                its General Partner

                                                By:              *
                                                   -----------------------------
                                                   Steven Lazarus
                                                   Managing Director

                              ARCH VENTURE PARTNERS V, L.P.

                                    By:   ARCH Venture Partners V, LLC
                                          its General Partner

                                          By:               *
                                             -----------------------------------
                                             Steven Lazarus
                                             Managing Director

                              ARCH VENTURE PARTNERS V, LLC

                                    By:                     *
                                       -----------------------------------------
                                       Steven Lazarus
                                       Managing Director


                              Page 15 of 18 Pages

CUSIP NO. 02043Q107                    13G                   PAGE 16 OF 18 PAGES

                                                             *
                                          --------------------------------------
                                             Steven Lazarus

                                                             *
                                          --------------------------------------
                                             Keith Crandell

                                                             *
                                          --------------------------------------
                                             Robert Nelsen

                                                             *
                                          --------------------------------------
                                             Clinton Bybee


                                                      * By: /s/ Mark McDonnell
                                                            --------------------
                                                            Mark McDonnell as
                                                            Attorney-in-Fact

--------------------------------------------------------------------------------

This Agreement was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and incorporated herein by reference.


                              Page 16 of 18 Pages

CUSIP NO. 02043Q107                    13G                   PAGE 17 OF 18 PAGES

                                                                       Exhibit 2

                               POWERS OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark McDonnell his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of June, 2004.

                              ARCH VENTURE FUND V, L.P.

                              By:   ARCH Venture Partners V, L.P.
                                    its General Partner

                                    By:   ARCH Venture Partners V, LLC
                                          its General Partner

                                          By: /s/ Keith Crandell
                                              ----------------------------------
                                              Managing Director


                              ARCH V ENTREPRENEURS FUND, L.P.

                              By:   ARCH Venture Partners V, L.P.
                                    its General Partner

                                    By:   ARCH Venture Partners V, LLC
                                          its General Partner

                                          By: /s/ Keith Crandell
                                              ----------------------------------
                                              Managing Director


                              Page 17 of 18 Pages

CUSIP NO. 02043Q107                    13G                   PAGE 18 OF 18 PAGES

                              ARCH VENTURE PARTNERS V, L.P.

                              By:   ARCH Venture Partners V, LLC
                                    its General Partner

                                          By: /s/ Keith Crandell
                                              ----------------------------------
                                              Managing Director

                              ARCH VENTURE PARTNERS V, LLC

                              By: /s/ Keith Crandell
                                  ----------------------------------------------
                                  Managing Director


                              /s/ Steven Lazarus
                              --------------------------------------------------
                                  Steven Lazarus

                              /s/ Keith Crandell
                              --------------------------------------------------
                                  Keith Crandell

                              /s/ Robert Nelsen
                              --------------------------------------------------
                                  Robert Nelsen

                              /s/ Clinton Bybee
                              --------------------------------------------------
                                  Clinton Bybee


                              Page 18 of 18 Pages